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                    COMMON STOCK PURCHASE AND SALE AGREEMENT

     This Common Stock Purchase and Sale Agreement (the "Agreement"), dated December 5, 1996, by and among RGI Holdings, Inc., a Washington corporation ("RGI"), and John Patrick Kneafsey (the "Selling Shareholder").

     WHEREAS, the Common Stock, par value $0.01 per share ("Common Stock"), of Banyan Mortgage Investment Fund, a Delaware corporation (the "Company"), is publicly traded on the New York Stock Exchange under the symbol "VMG";

     WHEREAS, the Selling Shareholder owns and desires to sell 574,000 shares of the Company's Common Stock (as appropriately adjusted as necessary to reflect a stock split (including the proposed one-for-twenty-five reverse stock split), stock dividend, merger, consolidation, reclassification, recapitalization or other similar transaction, the "Shares"), which Shares constitute approximately 1.2% of the total issued and outstanding shares of Common Stock; and

     WHEREAS, Purchaser desires to purchase the Shares from the Selling Shareholder, and the Selling Shareholder desires to sell the Shares to Purchaser, upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) the Selling Shareholder shall sell the Shares to Purchaser, and Purchaser shall purchase the Shares from the Selling Shareholder.

     2.   PURCHASE PRICE.

          (a) The purchase price (the "Purchase Price") payable per Share to be purchased by Purchaser hereunder shall be, as of any date, $0.56 (appropriately adjusted as necessary to reflect a stock split (including the proposed one-for-twenty-five reverse stock split), stock dividend, merger, consolidation, reclassification, recapitalization or other similar transaction with respect to the Common Stock).

          (b) The aggregate Purchase Price payable by Purchaser to the Selling Shareholder pursuant to this Section 2 shall be paid by bank cashier's check or wire transfer to an account designated in writing by the Selling Shareholder prior to the Closing.


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     3.   REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDER.  The Selling
Shareholder makes the following representations and warranties to Purchaser, each of which is true and correct on the date hereof, shall remain true and correct to and as of the Closing (as hereinafter defined) and shall survive the
Closing:

          (a) The Selling Shareholder has all requisite power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by the Selling Shareholder and to carry out the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Selling Shareholder and constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Selling Shareholder pursuant hereto will constitute, valid and binding agreements of the Selling Shareholder enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforceability of creditors' rights generally and by general equitable principles. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will, with or without the giving of notice of the lapse of time, or both (i) conflict with or result in any violation of or default under (a) any note, bond, mortgage, indenture, lease, agreement or other material instrument, permit, concession, grant, franchise or license to which the Selling Shareholder is a party or by which any of his properties or assets may be bound or (b) any judgment, order, decree, injunction, statute, rule, permit, license or regulation applicable to the Selling Shareholder or any of his properties, or (ii) result in the acceleration of any material obligation or the creation of any material lien, charge or encumbrance upon the Selling Shareholder. No authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority is necessary for the execution, delivery and performance of this Agreement by the Selling Shareholder.

          (b) The Selling Shareholder is the owner of the Shares, free and clear of all liens, claims, charges and other encumbrances, and the shares are held by Prudential Securities, as custodian, through an account on the book entry system maintained by the Depository Trust Corporation. Upon the Closing, the Selling Shareholder shall convey to Purchaser or its permitted assignee good and marketable title to the Shares, free and clear of all liens, claims, charges and other encumbrances. The Selling Shareholder has no right, directly or indirectly, to purchase and has no interest in any shares of Common Stock other than the Shares.

          (c) The Selling Shareholder has not retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

          (d) The Selling Shareholder has not offered, directly or indirectly, any


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Shares beneficially owned thereby for sale, nor solicited any offer to buy any such Shares, by means of any general advertising or by any other form of general solicitation. The Selling Shareholder has not offered, directly or indirectly, any Shares beneficially owned thereby for sale, nor solicited any offer to buy any such Shares, in any other manner that would require the sale of the Shares to be subject to the registration requirements of the Securities Act of 1933, as amended. The Selling Shareholder confirms that he did not acquire any Shares with a view to, or for, resale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended, which would not be exempt from the registration requirements of such Act.

     4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser makes the following representations and warranties to the Selling Shareholder, each of which is true and correct on the date hereof, shall remain true and correct to and as of the Closing, and shall survive the Closing:

          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Purchaser has all requisite power to enter into this Agreement and the other documents pursuant hereto and to carry out the transactions contemplated hereby and thereby.

          (b) The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Purchaser pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Purchaser. No other corporate act or proceeding on the part of Purchaser or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Purchaser pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Purchaser pursuant hereto will constitute, valid and binding agreements of Purchaser, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          (c) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will, with or without the giving of notice or the lapse of time, or both, (i) conflict with or result in any violation of or default under (a) any provision of the Articles of Incorporation or the bylaws of Purchaser, each as amended and/or restated to date, (b) any note, bond, mortgage, indenture, lease, agreement or other material instrument, permit, concession, grant, franchise or license to which Purchaser is a party or by which any of its properties or assets may be bound or
(c) any judgment, order, decree, injunction, statute, rule, permit, license or regulation applicable to the Purchaser or any of its properties, or (ii) which result in the acceleration of any


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material obligation or the creation of any material lien, charge or encumbrance upon any of the assets of Purchaser. No authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority is necessary for the execution, delivery and performance of this Agreement by Purchaser.

          (d) Neither Purchaser nor any of its directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     5.   COVENANTS OF THE SELLING SHAREHOLDER.

          (a) From the date hereof until the Closing, the Selling Shareholder covenants and agrees that he will not, without the prior written consent of RGI, directly or indirectly (i) transfer any of the Shares, except to Purchaser pursuant hereto, or (ii) exercise any voting rights of the Shares or grant any proxies (except as set forth herein) or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares.

          (b) From the date hereof until the first to occur of (i) the consummation of the merger of RGI U.S. Holdings, Inc., a Washington corporation, with and into the Company or (ii) the third business day following the failure of the shareholders of the Company to approve such a merger at a meeting thereof, duly called and held, at which a proposal to approve such a merger is acted upon, the Selling Shareholder shall not, directly or indirectly, acquire or enter into any contract to acquire, any additional shares of Common Stock or any voting rights with respect to any additional shares of Common Stock.

     6. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. Each and every obligation of Purchaser to be performed on the Closing Date (as hereinafter defined) shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

          (a) Each of the representations and warranties made by the Selling Shareholder in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of such Closing Date.

          (b) The Selling Shareholder shall have in all material respects performed and complied with all of his agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the closing documents specified in
Section 9.

          (c) No injunction or restraining order shall have been issued by any court of competent jurisdiction that enjoins consummation of the transactions contemplated hereby.


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     7.   CONDITIONS PRECEDENT TO SELLING SHAREHOLDER'S OBLIGATIONS.  Each and
every obligation of the Selling Shareholder to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing on such date of the following conditions:

          (a) Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects when made shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

          (b) Purchaser shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed and complied with by it or prior to or on the Closing Date, including the delivery of the closing documents specified in Section 10.

          (c) No injunction or restraining order shall have been issued by a court of competent jurisdiction that enjoins consummation of the transactions contemplated hereby.

     8. CLOSING. The closing of the purchase and sale of the Shares (the "Closing") shall take place at 10:00 a.m. (Pacific Standard Time) on December 6, 1996, or at such other time and place as the parties hereto shall agree upon in writing. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

     9. DOCUMENTS TO BE DELIVERED BY THE SELLING SHAREHOLDER AT THE CLOSING. At the Closing the Selling Shareholder shall deliver, or cause to be delivered, to Purchaser the following documents, in each case duly executed or otherwise in proper form:

          (a) Either (i) stock certificates, duly endorsed for transfer or with duly executed stock powers attached thereto, representing the Shares, or (ii) other customary evidence of transfer of the Shares reasonably satisfactory to RGI and its legal counsel.

          (b) A validly executed irrevocable proxy in the form attached hereto as Exhibit A.

     10. DOCUMENTS TO BE DELIVERED BY PURCHASER AT THE CLOSING. At the Closing, Purchaser shall deliver to the Selling Shareholder a bank cashier's check or wire transfer in payment of the aggregate Purchase Price for the Shares as provided in Section 2 above.

     11.  PRICE PROTECTION.

          (a) For purposes of this Section 11, the following definitions shall apply:

                    (i)  The term "Acquisition Transaction" shall mean:


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                    (A)  the acquisition by any Person of securities
     representing at least fifty percent (50%) of the combined voting power of the Company's then outstanding securities; or

                    (B) the consummation by any Person of (x) any consolidation, merger or similar transaction involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock are converted into cash or securities, or (y) any purchase, lease, exchange or other acquisition (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

             (ii) The term "Person" shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

          (b) In the event any Person (including, but not limited to, the Purchaser) offers, directly or indirectly, an Acquisition Transaction within four (4) months following the Closing, Purchaser shall pay to the Selling Shareholder, on the thirty-third day following the consummation of such Acquisition Transaction, by bank cashier's check or wire transfer to an account designated in writing by at least forty-eight (48) hours prior to the time for payment hereunder), a dollar amount (the "Excess Amount") equal to the product of (i) the aggregate number of Shares and (ii) the excess, if any, of (x) the fair market value of the cash and/or securities (as determined below) the Selling Shareholder would have been entitled to receive for each Share in the Acquisition Transaction had the Closing under this Agreement not occurred and the Selling Shareholder participated in the Acquisition Transaction over (y) the Purchase Price per Share paid by Purchaser to the Selling Shareholder pursuant to this Agreement. For purposes hereof, the fair market value of any securities shall be the average closing price of such securities for the five days immediately preceding the thirtieth day following the consummation of the Acquisition Transaction (as appropriately adjusted as necessary to reflect a stock split, including the Company's proposed one-for-twenty-five reverse stock split, stock dividend, merger, consolidation, reclassification, recapitalization or other similar transaction). In the event an Acquisition Transaction involves solely the issuance of shares of voting stock or other securities to the holders of the Company's Common Stock, the Purchaser may, in lieu of paying the Excess Amount in cash, pay such amount in shares of the voting stock or other securities delivered to the holders of the Company's Common Stock in the Acquisition Transaction.

     12. TERMINATION. This Agreement may be terminated by the Selling Shareholder, on one hand, or the Purchaser, on the other hand, if the Closing shall not have been consummated prior to 5:00 p.m. (Pacific Standard Time) on December 6, 1996; PROVIDED, HOWEVER, that the obligations of each of the parties hereto under Sections 14, 17 and 24 shall continue in full force and effect notwithstanding any such termination, and that no party


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shall be relieved from any liability of any kind or nature whatsoever resulting from or arising out of a breach thereby of this Agreement occurring prior to such termination.

     13. FURTHER ASSURANCES. From time to time prior to, at and after the Closing, each party hereto shall execute all such instruments and take all such actions as any other party hereto shall reasonably request in connection with carrying out and effectuating the transactions contemplated by this Agreement.

     14. NOTICES. Any notices required or allowed to be furnished pursuant to the terms hereof shall be provided to the Selling Shareholder and Purchaser at the addresses set forth with their signatures below. Notices hereunder shall be in writing and may be hand delivered, mailed, delivered by overnight courier service or, if facsimile numbers are provided below, transmitted by facsimile. If mailed, such notices shall be sent by certified mail, postage prepaid, return receipt requested. The date which is three (3) business days after the date of mailing shall be deemed to be the date on which the notice was given. The postmark affixed to such notice by the U.S. Post Office shall be conclusively presumed to be the date of mailing for purposes of this Section. In he case of notices given by hand delivery or overnight courier, such notices shall be deemed given on the date of the actual receipt. If transmitted by facsimile, such notices shall be deemed given on the date of the actual receipt of a complete, legible facsimile transmission, except that if a facsimile transmission is received after business hours or on a weekend or holiday, then the notice shall be deemed given on the next business day following the receipt of the facsimile transmission.

     15. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof.

     16.  ASSIGNMENT.

          (a) The rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties, except that Purchaser may assign its rights hereunder to an affiliate thereof.

          (b) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

     17. EXPENSES. Each of the parties hereto shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.


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     18.  SATURDAYS, SUNDAYS AND LEGAL HOLIDAYS.  If the time for performance of any of the terms, conditions and provisions hereof shall fall on a Saturday, Sunday or legal holiday, then the time of such performance shall be extended to the next business day thereafter.

     19. USAGE OF GENDER SPECIFIC TERMS. As used herein, each of the masculine, feminine and neuter genders shall include the other genders, the singular shall include the plural, and the plural shall include the singular, wherever appropriate to the context.

     20. ENTIRE AGREEMENT; AMENDMENT. This Agreement embodies the entire agreement of the parties with respect to the transactions contemplated herein, including the purchase and sale of Shares, and all prior understandings and agreements of the parties relating thereto are merged herein. This Agreement may not be modified in any manner whatsoever except by a written instrument signed by the Selling Shareholder and the Purchaser.

     21. WAIVER. No delay in exercising any right or remedy of any of the parties hereunder shall constitute a waiver thereof, and no waiver by the Selling Shareholder or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

     22. HEADINGS. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     23. SEVERABILITY. If any term, covenant or condition of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid or unenforceable provision has never been contained herein.

     24. PUBLIC ANNOUNCEMENTS. The parties shall mutually agree on the content and timing of any public disclosure in relation to the transactions contemplated hereby, subject to applicable requirements of law.

     25. EXECUTION. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by transmitting a copy of its signature by facsimile to the other parties. In such event the signing party shall deliver an original of the signature page to each of the other parties within one business day of signing, and failure to do so deliver such originals shall result in the facsimile copy of that party's signature being treated as an original.


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     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date and year first above written.

SELLING
SHAREHOLDER:

                         ________________________________________
                                   John Patrick Kneafsey

                         Address:_________________________
                                 _________________________

                         Facsimile No.:___________________



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PURCHASER:               RGI HOLDINGS, INC.

                         By:_____________________________
                             Name:_______________________
                             Its:________________________
                         Address:  1420 Fifth Avenue
                                   Suite 4200
                                   Seattle, Washington  98101

                         Facsimile No.:  (206) 448-0404


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                                                                       EXHIBIT A


                                IRREVOCABLE PROXY

     By his execution hereof, the undersigned hereby irrevocably constitutes and appoints RGI Holdings, Inc., a Washington corporation ("RGI"), with full power of substitution, as his true and lawful proxy and attorney-in-fact, with respect to the 574,000 shares (as appropriately adjusted as necessary to reflect a stock split, stock dividend, merger, consolidation, reclassification, recapitalization or other similar transaction, the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Banyan Mortgage Investment Fund, a Delaware corporation (the "Company"), beneficially owned by him as of the date hereof, to: (i) vote at any annual or special meeting of the stockholders of the Company, to take any action, including without limitation, adopting a proposed merger of RGI U.S. Holdings, Inc. with and into the Company, amending the Company's certificate of incorporation to reclassify, combine and convert each twenty-five issued and outstanding shares of the Company's Common Stock into one issued and outstanding share, to adopt an Amended and Restated Certificate of Incorporation of the Company that, among other things, changes Banyan's name to "Legend Properties, Inc.", and electing directors; (ii) to exercise written consent in lieu of voting with respect to the matters set forth in the preceding clause (i); and (iii) to execute, acknowledge, swear to and file in the name, place and stead of the undersigned any proxy, consent, approval, or other documents to be executed by the stockholders in connection with the items set forth in the preceding clauses (i) and (ii). The proxy granted hereby is irrevocable and is given in connection with the purchase by RGI of the Shares pursuant to a Common Stock Purchase and Sale Agreement dated December 5, 1996 (the "Purchase Agreement"), by and among RGI and John Patrick Kneafsey; PROVIDED, HOWEVER, that this Irrevocable Proxy shall automatically terminate and be of no further force or effect with respect to any Shares as of June 30, 1997.

     IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy as of the 6th day of December, 1996.


                         ________________________________________
                                   John Patrick Kneafsey

                         Address:    ______________________
                                     ______________________

                         Facsimile No.:____________________